Filed pursuant to Rule 433 Issuer Free Writing Prospectus dated November 18, 2011 Relating to Preliminary Prospectus Supplement dated November 18, 2011 Registration No. 333-157615

Terms and Conditions – 5.875% Senior Notes due 2016

This pricing term sheet relates only to the securities described above and should only be read together with the preliminary prospectus supplement, subject to completion, dated November 18, 2011 (together with the accompanying prospectus, the “Preliminary Prospectus”), relating to these securities and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus. Capitalized terms not defined herein have the meanings assigned to them in the Preliminary Prospectus.

•	Issuer	•	First Midwest Bancorp, Inc.

•	Note Type	•	Senior Unsecured

•	Ratings (Moody’s/S&P/Fitch)[1]	•	Baa1 / BBB- / BBB-

•	Aggregate Principal Amount	•	$115,000,000

•	Pricing Date	•	November 18, 2011

•	Settlement Date	•	November 22, 2011 (T+2)

•	Maturity Date	•	November 22, 2016

•	Coupon	•	5.875%

•	Yield to Maturity	•	6.00%

•	Price to the Public	•	99.467%

•	Market Re-offer Spread	•	+507.9bps

•	Pricing Benchmark	•	1.00% UST due October 31, 2016

•	Benchmark Yield	•	0.921%

•	Interest Payment Dates	•	Semi-annually on the 22nd day of May and November

•	First Coupon Date	•	May 22, 2012

•	Call Provisions	•	Non-callable

•	Day Count Basis	•	30/360

•	Coupon Step Up	•	25bps per rating notch per agency under investment grade (200bps max)

•	Net Proceeds to Company before Expenses	•	$113,668,300

•	Minimum Denominations	•	US$2,000 and integral multiples of $1,000 in excess thereof

•	Sole Book-Running Manager	•	Goldman, Sachs & Co.

•	Co-Managers	• •	Sandler O’Neill & Partners, L.P. Keefe, Bruyette & Woods, Inc.

•	CUSIP	•	320867 AB0

•	ISIN	•	US320867AB01

This communication is intended for the sole use of the person to whom it is provided by us. The issuer has filed a registration statement (including the Preliminary Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Additionally, these documents may be obtained from Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com.

[1]

A securities rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.